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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                     NEWS
March 5, 2002                                                       NASDAQ-CMED

                     COLORADO MEDTECH, INC. SETTLES DISPUTE
                           WITH GEN-PROBE INCORPORATED


BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), a provider of advanced medical technology outsourcing services and medical imaging products, announced today that it and Gen-Probe have settled all outstanding issues, including the withdrawal of litigation between the parties. Colorado MEDtech's expenses associated with the dispute in the quarter ending March 31, 2002, including its contribution to the settlement and its legal fees and costs, are expected to be approximately $1.1 million.

"We entered into this agreement to put an end to the disruptions and expenses caused by the dispute," said Stephen K. Onody, CEO and Chairman. "This agreement is not a reflection of the merits of the case. I am excited that with this distraction cleared we can continue to focus on the execution of our ongoing profitability and growth strategies."

Colorado MEDtech, Inc. is the full-service OneSource OutSource(TM) provider of advanced medical technology outsourcing services, including device and disposables development, software, medical device connectivity, manufacturing, system components for medical imaging and ultrasound accessories.

Forward-Looking Statements

The statements in this news release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "expect," "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the settlement of the Gen-Probe dispute will not result in profitability and growth for the Company, the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk of an adverse result in pending or potential litigation, the risks associated with regulation by the Federal Food and Drug Administration including compliance with the Quality System Regulation, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. Should one or more of these risks materialize (or the consequences of such a development worsen), or should


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the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

                                    CONTACTS:

Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO                   Telephone:    303.530.2660
Gregory A. Gould, CFO                                 Fax:          303.581.1010
Website: www.cmed.com                                 Email:   cmedinfo@cmed.com